Exhibit 3

Names and Addresses of the Underwriters

Banco Bradesco BBI S.A.

Av Presidente Juscelino Kubitschek, n.º 1309, 10th floor

São Paulo, SP, 04543-011

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018